Exhibit 99.1

DIH Holding US, Inc. Receives Additional Nasdaq Staff Determination Letter

DIH Receives Notice of Additional Basis for Delisting from The Nasdaq Stock Market

DIH Has Requested Hearing to Appeal before Nasdaq Hearing Panel

NORWELL, Mass., September 18, 2025 — DIH Holding US, Inc. (“DIH” or the “Company”) (NASDAQ:DHAI) received a notice on September 12, 2025, from the Listing Qualifications Staff (“Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) that it had failed to regain compliance under Nasdaq Listing Rule 5450(b)(2)(A) (the “Bid Price Rule”) and, accordingly, the Staff notified the Company that this matter would serve as an additional basis for delisting. As previously disclosed, on March 11, 2025, DIH Holding US, Inc. (the “Company”) received written notice (the “Bid Price Notice”) from the Staff which notified the Company that the bid price of its Class A common stock had closed at less than $1.00 per share for the previous 30 consecutive business days prior to the date of the Bid Price Notice, as required for continued listing on the Nasdaq Global Market the Bid Price Rule. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided a compliance period of 180 calendar days in which to regain compliance with the Bid Price Rule, or until September 8, 2025 (the “Compliance Date”). The Company did not regain compliance with the Bid Price Rule by the Compliance Date, and, accordingly, by letter dated September 12, 2025, the Staff notified the Company that this matter would serve as an additional basis for delisting, so it would need to address it before the Nasdaq Hearing Panel (the “Panel”).

The Company has requested a hearing before the Panel, which has stayed the suspension of the Company’s Common Stock for a period of 15 days. In connection with this request, the Company also requested an extended stay of any further action pending the hearing (the “Additional Stay”) due to its non-compliance with the Reports Rule. At the hearing, the Company will present its plan to evidence compliance with all applicable listing criteria, including the MVLS Rule, the Bid Price Rule and the Reports Rule, and request an extension of time. The Panel has the authority to grant the Company an extension of up to 180 days from the date of the Staff’s delist determination for the MVLS and Bid Price Rules and 360 days from the initial filing delinquency. The Company is considering all options available to it to regain compliance with the MVLS Rule, the Bid Price Rule and the Reports Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance within the period of time that may be granted by the Panel.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the daily lives of millions of people with disabilities and functional impairments through providing devices and solutions enabling intensive rehabilitation. DIH is a global provider of advanced robotic devices used in physical rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions. Built through the mergers of global-leading niche technology providers, DIH is a transformative rehabilitation solutions provider and consolidator of a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the ability of DIH to achieve its projected revenue, the failure of DIH realize the anticipated benefits of the recently-completed business combination and access to sources of additional debt or equity capital if needed. While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact

Louisa Smith

Investor.relations@dih.com